EXHIBIT 21.1

Subsidiaries of Viasystems, Inc.

NAME OF ENTITY	JURISDICTION OF ORGANIZATION
Guangzhou Kalex Laminate Company Ltd.	China
Guangzhou Termbray Circuit Board Co. Ltd.	China
Guangzhou Termbray Electronics Technology Co. Ltd.	China
Guangzhou Viasystems Commercial Trading Co. Limited	China
Kalex Circuit Board (China) Limited	Hong Kong
Kalex Circuit Board (Guangzhou) Limited	Hong Kong
Kalex Multi-Layer Circuit Board (Zhong Shan) Ltd.	China
Kalex Printed Circuit Board Limited	Hong Kong
Print Service Holding NV	Netherlands
Qingdao Viasystems Telecommunications Technologies Co. Ltd	China
Shanghai Reltec Communications Technology Co. Ltd.	China
Shanghai Viasystems Electronic Systems Company Limited	China
Shanghai Viasystems EMS Co. Ltd.	China
Termbray Circuit Board Company Limited	Hong Kong
Termbray Laminate Company Limited	Hong Kong
Viasupply Company Limited	Hong Kong
Viasystems (Nantong) Electronic Technologies Co., Ltd.	China
Viasystems (Singapore) Pte Limited	Singapore
Viasystems (South China) Company Limited	Hong Kong
Viasystems Asia Pacific Company Limited	Hong Kong
Viasystems Asia Pacific Property B.V.I. Limited	Hong Kong
Viasystems BV	Netherlands
Viasystems BVI Ltd.	British Virgin Islands
Viasystems Canada Holdings, Inc.	Canada
Viasystems Electronics (Guangzhou) Company Limited	China
Viasystems EMS (Hong Kong) Company Limited	Hong Kong
Viasystems EMS (Shenzhen) Company Ltd.	China
Viasystems Group Limited	England/Wales
Viasystems II ULC	Nova Scotia
Viasystems International, Inc.	Delaware
Viasystems Kalex Printed Circuit Board Limited	Hong Kong
Viasystems Luxembourg S.a.r.l.	Luxembourg
Viasystems Milwaukee, Inc.	Wisconsin
Viasystems Mommers BV	Netherlands
Viasystems Research & Development Center (Guangzhou) Co. Ltd.	China
Viasystems Services BV	Netherlands
Viasystems Technologies Corp. LLC	Delaware
Viasystems Technology International Trading (Shanghai) Co. Ltd.	China
Viasystems ULC	Nova Scotia
Wire Harness Holding Company, Inc.	Delaware
Wirekraft Industries, LLC	Delaware

3/27/2008

11:55 AM